EXHIBIT 2

                       AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 3, 1999, by and between Simpson Manufacturing Co., Inc., a California corporation (the "California Company") and Simpson Manufacturing Co., Inc., a Delaware corporation (the "Delaware Company"),

                             W I T N E S E T H:

     WHEREAS, the California Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of California and, on the date of this Agreement, has authority to issue twenty-five million (25,000,000) shares, including twenty million (20,000,000) shares of common stock, no par value ("California Common Stock"), and five million (5,000,000) shares of preferred stock, no par value ("California Preferred Stock"); and

     WHEREAS, on the date of this Agreement the California Company had issued and outstanding: 11,837,155 shares of California Common Stock and no shares of California Preferred Stock; and

     WHEREAS, the Delaware Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and, on the date of this Agreement, has authority to issue twenty-five million (25,000,000) shares, including twenty million
(20,000,000) share of common stock, $.01 par value per share ("Delaware Common Stock"), and five million shares of preferred stock, $.01 par value per share ("Delaware Preferred Stock"); and

     WHEREAS, the Delaware Company currently has one hundred (100) shares of its common stock issued and outstanding, all of which are owned by the California Company, and no shares of its preferred stock issued and outstanding; and

     WHEREAS, the respective Boards of Directors of the California Company and the Delaware Company have determined that it is advisable and in the best interests of each such corporation that the California Company be merged with and into the Delaware Company upon the terms and subject to the conditions provided in this Agreement for the purpose of effecting a reincorporation of the California Company in the State of Delaware and have, by resolutions duly adopted, approved this Agreement and directed that it be submitted to a vote of their respective shareholders and executed by the undersigned officers;

     NOW THEREFORE, the parties agree as follows:

                                ARTICLE 1

                               Definitions

     When used in this Agreement (and any Exhibit in which such terms are not otherwise defined) the following terms shall have the following meanings, respectively:

     1.1 "California Law" shall mean the California Corporations Code as currently in effect on the date of this Agreement.

     1.2 "Delaware Law" shall mean the Delaware General Corporation Law as currently in effect on the date of this Agreement.

     1.3 "Effective Time" shall mean the date and time when the Merger shall have become effective, in accordance with Section 2.2.

     1.4 "Merger" shall mean the merger of the California Company with and into the Delaware Company.

     1.5 "Surviving Corporation" shall mean the Delaware Company from and after the Effective Time.

                                ARTICLE 2

                                 Merger

     2.1 Filings and Effectiveness. The Merger shall become effective when the following actions shall have been completed:

          (i) This Agreement and the Merger shall have been adopted and approved by the sole stockholder of the Delaware Company and the shareholders of the California Company;

          (ii) All of the conditions precedent to the consummation of the Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof;

          (iii) An executed Certificate of Merger shall have been filed with the Secretary of State of the State of Delaware; and

          (iv) An executed counterpart of this Agreement, along with a certificate of a duly authorized officer of both the California Company and the Delaware Company, each meeting the requirements of California Law, shall have been submitted for filing with the Secretary of State of the State of California.

     2.2 Merger. The Merger shall become effective for all purposes of Delaware law when proper documentation has been filed with the Secretary of State of the State of Delaware in accordance with Section 2.1. The Merger shall become effective for purposes of California law as of the time the Merger becomes effective in Delaware, once proper documentation has been filed with the Secretary of State of the State of California in accordance with Section 2.1. When the Merger becomes effective, the California Company shall merge with and into the Delaware Company, the separate existence of the California Company shall cease, and the Delaware Company shall continue in existence under Delaware Law.

     2.3  Effects.  At the Effective Time:

          (i) the California Company shall be merged with and into the Delaware Company and the separate existence of the California Company shall cease;

          (ii) the Certificate of Incorporation of the Delaware Company in effect at the Effective Time shall continue as the Certificate of Incorporation of the Surviving Corporation;

          (iii) the Bylaws of the Delaware Company in effect at the Effective Time shall continue as the Bylaws of the Surviving Corporation;

          (iv) each director of the California Company immediately prior to the Effective Time shall become a director of the Surviving Corporation, each to serve in such class, and for such term, as shall be indicated in the proxy statement to be submitted to the shareholders of the California Company in connection with the 1999 annual meeting of shareholders of the California Company;

          (v) each officer of the Delaware Company in office immediately prior to the Effective Time shall remain as an officer in the same capacity of the Surviving Corporation;

          (vi) each share of California Common Stock outstanding immediately prior to the Effective Time shall be converted into one share of Delaware Common Stock pursuant to Article 3 below, with an amount equal to the par value of the Delaware Common Stock to be allocated to the stated capital account of the Delaware Company, and all amounts in excess of such amount shown on the books of the California Company to be allocated to retained earnings or the capital surplus account, in accordance with good accounting practice;

          (vii) without further transfer, act or deed, the separate existence of the California Company shall cease and the Surviving Corporation shall possess all of the rights, privileges, powers and franchises of a public as well as of a private nature, and shall be subject to all the restrictions, disabilities and duties of the California Company; and each and all of the rights, privileges, powers and franchises of the California Company, and all property, real, personal and mixed, and all debts due to the California Company on whatever account, stock subscriptions and other things in action or belonging to the California Company shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and each and every other interest of the California Company shall be thereafter as effectually the property of the Surviving Corporation as they were of the California Company, and the title to any real estate vested by deed or otherwise, under the laws of the State of Delaware, in the California Company shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors of the California Company and all liens upon any property of the California Company shall be preserved unimpaired and all debts, liabilities and duties of the California Company shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

     2.4 Further Assurances. The California Company agrees that if, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Corporation title to any property or rights of the California Company, the Surviving Corporation and its proper officers and directors may execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, in the name of the California Company or otherwise.

                                ARTICLE 3

                           Conversion of Shares

     3.1  Conversion of Shares.  At the Effective Time:

          (i) each share of California Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of Delaware Common Stock; and

          (ii) each share of Delaware Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and retired and no shares shall be issued in the Merger in respect thereof.

     3.2 Stock Certificates. At and after the Effective Time, all of the outstanding certificates which immediately prior to the Effective Time represent shares of California Common Stock shall be deemed for all purposes to evidence ownership of, and to represent, the shares of Delaware Common Stock into which the shares of California Common Stock formerly represented by such certificates have been converted as provided in this Agreement. The registered owner on the books and records of the Delaware Company or its transfer agents of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Delaware Company or its transfer agents, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of Delaware Common Stock evidenced by such outstanding certificate as above provided.

     3.3 Stock Options. Each right or option to purchase shares of California Common Stock granted under the 1994 Employee Stock Bonus Plan, the 1994 Stock Option Plan, the 1995 Independent Director Stock Option Plan or the Employee Stock Purchase Plan (collectively, the "Plans") of the California Company or granted irrespective and not in connection with either of the Plans, which is outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an option to purchase the same number of shares of Delaware Common Stock at the same option price per share, and upon the same terms and subject to the same conditions as set forth in the Plans, as in effect at the Effective Time. The same number of shares of Delaware Common Stock shall be reserved for purposes of the Plans as is equal to the number of shares of California Common Stock so reserved as of the Effective Time. As of the Effective Time, the Delaware Company hereby assumes the Plans and any and all obligations of the California Company under such Plans, including the outstanding options granted pursuant to the Plans.

     3.4 Validity of Delaware Common Stock. All shares of Delaware Common Stock into which California Common Stock is to be converted pursuant to the Merger shall not be subject to any statutory or contractual preemptive rights, shall be validly issued, fully paid and nonassessable and shall be issued in full satisfaction of all rights pertaining to such California Common Stock.

     3.5 Rights of Former Holders. From and after the Effective Time, no holder of certificates which evidenced California Common Stock immediately prior to the Effective Time shall have any rights with respect to the shares formerly evidenced by those certificates, other than to receive the shares of Delaware Common Stock into which such California Common Stock shall have been converted pursuant to the Merger.

                                ARTICLE 4

             Covenants To Be Performed Prior to Closing Date

     4.1 Consents. Each of the California Company and the Delaware Company shall use its best efforts to obtain the consent and approval of each person (other than shareholders of the California Company in their capacities as such) whose consent or approval shall be required in order to permit consummation of the Merger.

     4.2 Governmental Authorizations. Each of the California Company and the Delaware Company shall cooperate in filing any necessary reports or other documents with any federal, state, local or foreign authorities having jurisdiction with respect to the Merger.

                                ARTICLE 5

                                Conditions

     5.1 Conditions to Obligations of the California Company and the Delaware Company. The obligations of the California Company and the Delaware Company to consummate the Merger are subject to satisfaction of the following conditions:

          5.1.1 Authorization. The holders of a majority of the California Common Stock shall have approved and adopted this Agreement and the Merger in accordance with California Law. All necessary action shall have been taken to authorize the execution, delivery and performance of this Agreement by the California Company and the Delaware Company. The California Company and the Delaware Company shall have full power and authority to consummate the Merger.

          5.1.2 Consents and Approvals. All authorizations, consents and approvals (contractual or otherwise) of any state, federal, local or foreign government agency, regulatory body or official or any person (other than the California Company or the Delaware Company) necessary for the valid consummation of the Merger in accordance with this Agreement shall have been obtained and shall be in full force and effect.

                                ARTICLE 6

                              Miscellaneous

     6.1 Waiver and Amendment. This Agreement may be amended by action of the respective Boards of Directors of the California Company and the Delaware Company without action by the respective shareholders and stockholder of the parties, except that (i) any amendments to Section 3.1,
(ii) any amendment changing the terms, rights, powers or preferences of Delaware Common Stock or Delaware Preferred Stock, or (iii) any amendment altering any terms of this Agreement if such alteration would adversely affect the holders of any class or series of the capital stock of the California Company or the Delaware Company must be approved by the holders of a majority of the California Common Stock.

     6.2 Termination. This Agreement may be terminated and the Merger and other transactions provided for by this Agreement abandoned at any time prior to the Effective Time, whether before or after adoption and approval of this Agreement by the shareholders of the California Company, by action of the Board of Directors of the California Company if the Board determines that the consummation of the transactions contemplated by this Agreement would not, for any reason, be in the best interests of the California Company and its shareholders.

     6.3 Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the Merger and supersedes all prior and concurrent arrangements, letters of intent or understandings relating to the Merger.

     6.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which when taken together shall constitute one and the same agreement. This Agreement shall become effective when one or more counterparts has been signed by each of the parties and delivered to each of the parties.

     6.5 Headings. The article, section and paragraph headings in this Agreement are intended principally for convenience and shall not, by themselves, determine rights and obligations of the parties to this Agreement.

     6.6 No Waiver. No waiver by any part of any condition, or the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other term or covenant contained in this Agreement.

     6.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, and so far as applicable, the merger provisions of the California General
Corporations Code.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.



                              SIMPSON MANUFACTURING CO., INC.,
                              a California corporation


                              By: /s/Thomas J Fitzmyers
                                  -------------------------------------
                                           Thomas J Fitzmyers
                                  President and Chief Executive Officer


                              By: /s/Stephen B. Lamson
                                  -------------------------------------
                                            Stephen B. Lamson
                                         Chief Financial Officer,
                                         Secretary and Treasurer



                              SIMPSON MANUFACTURING CO., INC.,
                              a Delaware corporation


                              By: /s/Thomas J Fitzmyers
                                  -------------------------------------
                                           Thomas J Fitzmyers
                                  President and Chief Executive Officer


                              By: /s/Stephen B. Lamson
                                  -------------------------------------
                                            Stephen B. Lamson
                                         Chief Financial Officer,
                                         Secretary and Treasurer